Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL’S TWO FLAGS JOINT VENTURE INTEREST REDEEMED

WASHINGTON, D.C. – April 2, 2004 – Marriott International, Inc. (NYSE:MAR) today announced that Cendant Corporation (NYSE:CD) has exercised its option to redeem Marriott’s interest in the Two Flags joint venture, which owns the trademarks and licenses for the Ramada and Days Inn lodging brands in the United States.

Marriott continues to own the trademarks and licenses for Ramada outside of the United States; operate and franchise hotels outside of the United States and Canada under the Ramada International brand name; and license the Ramada name in Canada to Cendant.

Marriott acquired the rights to Ramada through a larger acquisition in 1997. Following the acquisition, Marriott continued to license the Ramada name in the U.S. to Cendant for use in lodging and timeshare under existing long-term agreements. In March 2002, the two companies formed a joint venture that licensed the trademarks for Ramada and Days Inn in the U.S.

“Today’s redemption of our joint venture interest represents Marriott’s intention to monetize and exit from a non-core asset, the domestic Ramada rights,” said Arne M. Sorenson, executive vice president, chief financial officer and president – continental Europe lodging for Marriott International.

The redemption of the joint venture interest is effective April 1, 2004. Marriott expects to receive approximately $200 million on Sept. 1, 2004, and use the funds for its ongoing share repurchase program. Marriott expects to record a pretax gain of approximately $13 million in connection with this transaction in the third quarter.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,700 lodging properties in the United States and 67 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 128,000 employees. In fiscal year 2003, Marriott International reported sales from continuing operations of $9 billion. For more information or reservations, please visit our web site at www.marriott.com.

Exhibit 99 page 1 of 1